Exhibit 21.1

List of Subsidiaries of Ambac Financial Group, Inc.
The following is a list of significant and other subsidiaries of Ambac Financial Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Name	State of Incorporation
Ambac Asset Management, Inc.	(Delaware)
Ambac Assurance Corporation	(Wisconsin)
Ambac Assurance UK Limited	(United Kingdom Insurance Company)
Ambac Capital Corporation	(Delaware)
Ambac Capital Funding, Inc.	(Delaware)
Ambac Credit Products, LLC	(Delaware)
Ambac Financial Services, LLC	(Delaware)
Ambac Investments, Inc.	(Delaware)
Archer Holdings Portfolio I, LLC	(Delaware)
Everspan Financial Guarantee Corp.	(Wisconsin)
Ortley Investments LLC	(Delaware)
Osprey Holdings I, LLC	(Delaware)
AE Global Holdings, LLC	(Delaware)
AE Global Asset Funding, LLC	(Delaware)
AE Global Investments, LLC	(Delaware)
Ambac Conduit Funding LLC	(Delaware)
Juneau Investments LLC	(Delaware)
Phoenix Holdings Fund LLC	(Delaware)
Triton Real Estate Holding I, LLC	(Delaware)